EXHIBIT 23

INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors and Stockholders of Kirlin Holding Corp.


We consent to the incorporation by reference in the Registration Statement on Form S-8 and the Registration Statement on Form S-3 of our report dated March 21, 2002 on the consolidated statements of financial condition of Kirlin Holding Corp. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, appearing in the Annual Report on Form 10-K of Kirlin Holding Corp.


/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 26, 2002